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                                                                    EXHIBIT 23.8

                      CONSENT OF BT SECURITIES CORPORATION


June 11, 1997


Boca Raton Hotel and Club Limited Partnership
c/o BRMC, L.P., General Partner
501 East Camino Real
Boca Raton, FL 33432-6127

Ladies and Gentlemen:

We hereby consent to the references to our firm and to the inclusion of the opinion of our firm dated June 9, 1997 in the Solicitation Statement/Prospectus of Florida Panthers Holdings, Inc. constituting a part of the Registration Statement on Form S-4 of Florida Panthers Holdings, Inc. filed with the Securities and Exchange Commission on the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

BT SECURITIES CORPORATION


By: /s/ Howard F. Guja


Title: Managing Director